EXHIBIT 21.1

APPENDIX A

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Insmed Pharmaceuticals, Inc.	Virginia
Celtrix Pharmaceuticals, Inc.	Delaware
Insmed Limited	England and Wales
Transave, LLC	Delaware